EXHIBIT 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

General

As of November 14, 2024, Know Labs, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) our common stock, par value $0.001 per share. All outstanding shares of the Company’s capital stock are fully paid and nonassessable.

The following description summarizes the most important terms of our common stock and preferred stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated articles of incorporation, amended and restated certificate of designations of the Series C and Series D Convertible Preferred Stock, and second amended and restated bylaws, copies of which have been incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part. For a complete description of our capital stock, you should refer to our amended and restated articles of incorporation, amended and restated certificate of designations of the Series C and Series D Convertible Preferred Stock, and second amended and restated bylaws, and to the applicable provisions of Nevada law.

Authorized Capital Stock

The Company’s authorized capital stock currently consists of:

•	300,000,000 shares of common stock, par value $0.001 per share; and

•	5,000,000 shares of “blank check” preferred stock, par value $0.001 per share, of which:

•	30,000 shares have been designated as our Series C Convertible Preferred Stock, $0.001 par value per share; and

•	20,000 shares have been designated as our Series D Convertible Preferred Stock, $0.001 par value per share.

Common Stock

Listing

Our common stock trades on the NYSE American under the symbol “KNW.”

Authorized

We currently have authority to issue up to 200,000,000 shares of common stock, $0.001 par value per share. From time to time, we may amend our certificate of incorporation to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.

Voting Rights

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Our common stockholders do not have cumulative voting rights in the election of directors. The directors will be elected by a plurality of the outstanding shares entitled to vote on the election of directors.

Dividend Rights; Right to Receive Liquidation Distributions

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends when and as declared by our Board out of funds legally available therefore for distribution to stockholders and to share ratably in the assets legally available for distribution to stockholders in the event of the liquidation or dissolution, whether voluntary or involuntary, of our company. We have not paid any dividends and do not anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business.

1

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive, subscription, or conversion rights. Our common stock is subject to redemption by us.

Preferred Stock

Authorized Preferred Stock

Our authorized preferred stock currently consists of:

•	5,000,000 shares of “blank check” preferred stock, par value $0.001 per share, of which:

•	30,000 shares have been designated as our Series C Convertible Preferred Stock, $0.001 par value per share; and

•	20,000 shares have been designated as our Series D Convertible Preferred Stock, $0.001 par value per share.

Our preferred stock is not registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

Our board of directors is authorized, subject to limitations prescribed by Nevada law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock or other series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

A detailed description of the rights and preferences of each of the authorized and outstanding classes of preferred stock is set forth below.

Series C Convertible Preferred Stock

Of our authorized preferred stock, 30,000 shares have been designated as our Series C Convertible Preferred Stock, or the Series C Preferred Stock.

With respect to dividend rights and rights on liquidation, winding up and dissolution, shares of our Series C Preferred stock rank senior to our common stock and our Series D Convertible Preferred Stock. Holders of Series C Preferred Stock have no preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to the Series C Preferred Stock. The rights, preferences and privileges of the holders of Series C Preferred Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any other series of preferred stock.

In addition to any class voting rights provided by the Nevada Revised Statutes or the certificate of designation for the Series C Preferred Stock, holders of Series C Preferred Stock have the right to vote, on an as-if-converted-to-common-stock basis (but subject to, and after giving effect to, the conversion limitations described below, applied effective as of the record date for determining the stockholders entitled to vote). Further, as long as any shares of Series C Preferred are outstanding, the Company shall not, among other things, without the affirmative vote of the holders of at least a majority on voting power of the outstanding shares of Series C Preferred Stock: (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Series C Preferred Stock certificate of designation, (b) issue any other class or series of capital stock ranking senior to or on parity the Series C Preferred Stock as to dividends or up liquidation or reclassify any shares of common stock or any series of capital stock into shares having preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series C Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing.

2

Each outstanding share of Series C Preferred Stock accrues cumulative dividends at a rate equal to 8.0% per annum of the Series C Preferred Stock stated value (currently $70.00, subject to adjustment as provided in the Series C Preferred Stock certificate of designation).  Dividends, whether accrued, declared or payable are payable solely in the form of additional shares of Series C Preferred Stock and shall not in any circumstances be accrued or payable in cash.  Such dividends are payable only upon conversion of the shares of Series C Preferred Stock, or when, as and if otherwise declared by our board of directors.

Each holder of any shares of Series C Preferred Stock has the right, at its option at any time, to convert such holder’s shares of Series C Preferred Stock into shares of our common stock in accordance with the terms of the Series C Preferred Stock certificate of designation.  Further, we may also require, upon notice, the conversion of any or all shares of the Series C Preferred Stock into our common stock provided that the shares issuable upon such conversion meet certain resale eligibility requirements, and our common stock has been approved for listing on specified stock exchanges, all as set forth in the Series C Preferred Stock certificate of designation. However, we shall not effect a conversion of the Series C Preferred Stock, whether voluntary or mandatory, and the holder of any shares of Series C Preferred Stock shall not have the right to voluntarily convert such holder’s shares of Series C Preferred Stock, to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates) would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion.  By written notice to the Corporation, a holder may from time to time increase or decrease such percentage to any other percentage not less than 4.99% and not in excess of 9.99% specified in such notice; provided that any such increase or decrease will only be effective for that holder and will not be effective until the 61st day after such notice is delivered to us.

The Series C Preferred Stock also has price-based, “full-ratchet,” and proportional anti-dilution rights, based on issuance or deemed issuances of our securities below the current conversion price of $0.25 per share, all as set forth in the Series C Preferred Stock certificate of designation.

Series D Convertible Preferred Stock

Of our authorized preferred stock, 20,000 shares have been designated as our Series D Convertible Preferred Stock, or the Series D Preferred Stock. With respect to dividend rights and rights on liquidation, winding up and dissolution, shares of our Series D Preferred Stock rank senior to our common stock but junior to our Series C Preferred Stock. Holders of Series D Preferred Stock have no preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to the Series D Preferred Stock. The rights, preferences and privileges of the holders of Series D Preferred Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any other series of preferred stock.

In addition to any class voting rights provided by the Nevada Revised Statutes or the certificate of designation for the Series D Preferred Stock, holders of Series D Preferred Stock have the right to vote, on an as-if-converted-to-common-stock basis (but subject to, and after giving effect to, the conversion limitations described below, applied effective as of the record date for determining the stockholders entitled to vote). Further, as long as any shares of Series D Preferred are outstanding, the Company shall not, among other things, without the affirmative vote of the holders of at least a majority on voting power of the outstanding shares of Series D Preferred Stock: (a) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock or alter or amend the Series D Preferred Stock certificate of designation, (b) issue any other class or series of capital stock ranking senior to or on parity the Series D Preferred Stock as to dividends or up liquidation or reclassify any shares of common stock or any series of capital stock into shares having preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series D Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing.

Each outstanding share of Series D Preferred Stock accrues cumulative dividends at a rate equal to 8.0% per annum of the Series D Preferred Stock stated value (currently $70.00, subject to adjustment as provided in the Series D Preferred Stock certificate of designation).  Dividends, whether accrued, declared or payable are payable solely in the form of additional shares of Series D Preferred Stock and shall not in any circumstances be accrued or payable in cash.  Such dividends are payable only upon conversion of the shares of Series D Preferred Stock, or when, as and if otherwise declared by our board of directors.

Each holder of any shares of Series D Preferred Stock has the right, at its option at any time, to convert such holder’s shares of Series D Preferred Stock into shares of our common stock in accordance with the terms of the Series D Preferred Stock certificate of designation. Further, we may also require, upon notice, the conversion of any or all shares of the Series D Preferred Stock into our common stock provided that the shares issuable upon such conversion meet certain resale eligibility requirements, and our common stock has been approved for listing on specified stock exchanges, all as set forth in the Series D Preferred Stock certificate of designation. However, we shall not effect a conversion of the Series D Preferred Stock, whether voluntary or mandatory, and the holder of any shares of Series D Preferred Stock shall not have the right to voluntarily convert such holder’s shares of Series D Preferred Stock, to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates) would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion.  By written notice to the Corporation, a holder may from time to time increase or decrease such percentage to any other percentage not less than 4.99% and not in excess of 9.99% specified in such notice; provided that any such increase or decrease will only be effective for that holder and will not be effective until the 61st day after such notice is delivered to us.

The Series D Preferred Stock also has price-based, “full-ratchet,” and proportional anti-dilution rights, based on issuance or deemed issuances of our securities below the current conversion price of $0.25 per share, all as set forth in the Series D Preferred Stock certificate of designation.

3